Exhibit 99.1

USA Truck Announces Completion of Sale to DB Schenker

VAN BUREN, AR– September 15, 2022 – USA Truck, Inc. (NASDAQ: USAK) today announced the completion of its previously announced sale to DB Schenker, one of the world’s leading logistics service providers.

Under the terms of the sale, each issued and outstanding share of USA Truck common stock converted into the right to receive $31.72 in cash. As a result of the completion of the sale, USA Truck’s common stock ceased trading on the NASDAQ Global Select Market prior to market open today and will no longer be listed for trading on the NASDAQ Global Select Market.

“We are happy to complete this transaction,” said James Reed, President and Chief Executive Officer of USA Truck. “I want to extend my appreciation to the USA Truck family of employees, our Board, and everyone associated with our company. We have worked together for a long time to put the company in position to deliver significant value for USA Truck’s stockholders.”

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management, including customized truckload, dedicated contract carriage, intermodal, and third-party logistics freight management services.

About DB Schenker
With more than 76,500 employees at over 2,100 locations in more than 130 countries, DB Schenker is one of the world’s leading logistics providers. The company operates land, air and ocean transportation services, and it also offers comprehensive solutions for logistics and global supply chain management from a single source. This year, the company is celebrating its 150th anniversary.
For more information, go to www.dbschenkeramericas.com
Investors

Zachary King, EVP & CFO
(479) 471-2694
zachary.king@usa-truck.com

Michael Stephens, Investor Relations
(479) 471-2610
michael.stephens@usa-truck.com

Back to Form 8-K